Exhibit 10.31

ADDENDUM TO JULY 21, 2017 EMPLOYMENT AGREEMENT

This Addendum to the July 21, 2017 Employment Agreement is entered into by and between the athenahealth, Inc. (“Athena”) and John A. Kane. (“Employee”).
NOW THEREFORE, in consideration of mutual promises and covenants, Athena and Employee agree as follows:
The July 21, 2017 Employment Agreement (“Agreement”) between Athena and Employee shall remain in full force and effect, and shall continue to govern the employment relationship between the parties pursuant to its terms, except that the Agreement shall be modified as follows:

1)	Section 3(g) of the Agreement is amended by replacing Section 3(g) in its entirety with the following:
Equity. In connection with Employee’s service as Interim Chief Financial Officer, Athena will grant to Employee, as a director of Athena, a restricted stock unit (“RSU”) equity award on August 1, 2017 (the “Grant Date”), consisting of such number of whole RSUs closest in value to $400,000 on the Grant Date, as calculated using the closing market price of Athena’s common stock on the Grant Date (the “Interim CFO RSU Award”). The Interim CFO RSU Award shall vest over a six-month period in equal installments on each one-month anniversary of the Grant Date; provided, however, that Employee must remain employed by and/or serve as a director of Athena in order for any such installment to vest. Any vested shares of Athena’s common stock underlying the Interim CFO RSU Award shall be subject to a two-year holding period, the first date of which shall be the last date on which the Interim CFO RSU Award vests pursuant to the vesting schedule set forth herein. The Interim CFO RSU Award is additionally subject to (i) the determination by the Board of Directors of any other conditions applicable to the Interim CFO RSU Award, and (ii) the terms and conditions in Athena’s equity incentive plan under which the Interim CFO RSU Award is made, as in effect from time to time, and the applicable grant agreement form, as in effect at the time of approval. Regardless of any agreement to the contrary, any grant of a right to acquire shares of Athena stock will be solely an incentive to potential future performance from the date of vesting forward, and Employee will have no right to acquire such stock except as explicitly set forth in Athena’s applicable equity incentive plan and agreement.
This Addendum is effective as of January 2, 2018.

/s/ John A. Kane                         /s/ Dan Haley
John A. Kane                            Dan Haley
for athenahealth, Inc.